                                                                     EXHIBIT 2.0




                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                               U.S. GAMES, INC.,

                     LEISURE TIME CASINOS & RESORTS, INC.,

                           LEISURE ACQUISITIONS, INC.

                                      AND

                       CERTAIN HOLDERS OF U.S. GAMES, INC.
                    OUTSTANDING STOCK, OPTIONS AND WARRANTS

                                TABLE OF CONTENTS

                                                                                     Page
                            ARTICLE I PLAN OF MERGER

Section 1.01.     Merger..............................................................1

Section 1.02.     Filing..............................................................5

Section 1.03.     Effective Date......................................................5

Section 1.04.     Effect of Merger....................................................5

Section 1.05.     Further Assurances..................................................5

Section 1.06.     Escrow Deposit......................................................6

Section 1.07.     Closing.............................................................6

              ARTICLE II REPRESENTATIONS AND WARRANTIES OF HOLDERS

Section 2.01.     Authority of Holder.................................................6

Section 2.02.     No Conflict or Breach...............................................6

Section 2.03.     Ownership of Shares.................................................7

Section 2.04.     Financial Advisors..................................................7

            ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING USG

Section 3.01.     Effect of Agreement.................................................7

Section 3.02.     Organization........................................................8

Section 3.03.     Capital Stock.......................................................8

Section 3.04.     Financial Statements................................................8

Section 3.05.     Absence of Certain Changes..........................................8

Section 3.06.     Litigation..........................................................9

Section 3.07.     Brokers' Fees.......................................................9

     ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LEISURE AND ACQUISITION SUB

Section 4.01.     Organization; Good Standing; Power..................................9

Section 4.02.     Authority Relative to Agreement.....................................9

Section 4.03.     Effect of Agreement.................................................9

Section 4.04.     No Other Representations...........................................10

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

                           ARTICLE V CERTAIN COVENANTS

Section 5.01.     Conduct of Business.....................................................10

Section 5.02.     Access to Books, Records, and Properties................................10

Section 5.03.     Confidentiality.........................................................10

Section 5.04.     Settlement of Certain Claims............................................11

          ARTICLE VI NATURE AND SURVIVAL OF COVENANTS, REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

Section 6.01.     Survival of Representations.............................................11

Section 6.02.     Indemnification by Holders..............................................11

Section 6.03.     Indemnification by Leisure and Acquisition Sub..........................12

Section 6.04.     Notice of Claim.........................................................12

Section 6.05.     Limits of Indemnification...............................................12

             ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                              USG AND THE HOLDERS

Section 7.01.     Accuracy of Representations and Warranties..............................13

Section 7.02.     Resolutions of the Boards of Directors of Leisure and Acquisition Sub...13

Section 7.03.     Delivery of Merger Consideration........................................13

Section 7.04.     Other Deliveries........................................................13

Section 7.05.     Repurchase of Options...................................................13

Section 7.06.     Deferred Compensation Agreements........................................14

Section 7.07.     Time....................................................................14

               ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF
                          LEISURE AND ACQUISITION SUB

Section 8.01.     Accuracy of Representations and Warranties..............................14

Section 8.02.     Performance of Agreements...............................................14

Section 8.03.     Corporate Approval......................................................14

Section 8.04.     Repurchase of Options...................................................14

Section 8.05.     Termination of Agreements...............................................14

Section 8.06.     Deferred Compensation Agreements........................................14

Section 8.07.     Other Agreements........................................................14

Section 8.08.     Available Cash..........................................................15

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


Section 8.09.    Discharge of Obligations.................................................15

Section 8.10.    Resolution of License Application........................................15

Section 8.11.    Other Deliveries.........................................................15

                       ARTICLE IX TERMINATION OF AGREEMENT

Section 9.01.    Conditions for Termination...............................................15

Section 9.02.    Deposit; Liquidated Damages..............................................16

                       ARTICLE X MISCELLANEOUS PROVISIONS

Section 10.01.   Brokerage................................................................16

Section 10.02.   Expenses.................................................................16

Section 10.03.   Governing Law............................................................16

Section 10.04.   Entire Agreement.........................................................16

Section 10.05.   Amendments and Modifications.............................................16

Section 10.06.   Assignment...............................................................16

Section 10.07.   Captions.................................................................16

Section 10.08.   Execution in Counterparts................................................16

Section 10.09.   Number and Gender........................................................17

Section 10.10.   Notices..................................................................17

Section 10.11.   Successors and Assigns...................................................18

Section 10.12.   Post Merger Operations...................................................18

Section 10.13.   Insurance................................................................19

Section 10.14.   Definition of "Knowledge"................................................19

Section 10.15.   Public Announcement......................................................19

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Exhibit A - Form of Certificate of Merger
Exhibit B - Financial Statements
Exhibit C - Form of Note
Exhibit D - Security Agreement
Exhibit E - Paying Agent Agreement
Exhibit F - Form of Deferred Compensation Agreement
Exhibit G - Form of Noncompetition Agreement
Exhibit H - Form of Employment Agreement Amendment for Michael I. Jacobson
Exhibit I - Form of Employment Agreement Amendment for Richard Martin Exhibit J - Form of Release

                      AGREEMENT AND PLAN OF REORGANIZATION


                  THIS AGREEMENT AND PLAN OF REORGANIZATION (together with all Schedules and Exhibits hereto, the "Agreement"), made and entered into as of the 30th day of August, 1996, by and among U. S. GAMES, INC., a Georgia corporation ("USG" or the "Surviving Corporation"), LEISURE TIME CASINOS & RESORTS, INC., a Colorado corporation ("Leisure"), LEISURE ACQUISITION, INC., a Georgia corporation and wholly owned subsidiary of Leisure ("Acquisition Sub" or the "Merging Corporation"), the undersigned sole shareholder of USG and the undersigned holders of certain outstanding options or warrants (the "Purchase Rights") to purchase shares of USG common stock, no par value (the "Shares"). The sole shareholder and such option and warrant holders are referred to herein each individually as a "Holder" and collectively as the "Holders." USG and Acquisition Sub are sometimes referred to individually as a Constituent Corporation and collectively as the Constituent Corporations.


                                    RECITAL:

                  The Board of Directors of each of the Constituent Corporations deems it advisable that Acquisition Sub merge with and into USG on the terms and conditions set forth herein (the "Merger"), and the Board of Directors of each of the Constituent Corporations has duly approved and authorized the execution and delivery of this Agreement.

                  THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                 PLAN OF MERGER


                  SECTION 1.01. MERGER. This Section 1.01 shall constitute the "plan of merger" within the meaning of the Georgia Business Corporation Act (the "BCA").

                  (A) The name of the corporation proposing to merge is Leisure Acquisition, Inc., a Georgia corporation (the "Merging Corporation"), and the name of the corporation into which the Merging Corporation proposes to merge is U.S. Games, Inc., a Georgia corporation (the "Surviving Corporation" or "USG"). The Merging Corporation and the Surviving Corporation are hereinafter referred to collectively as the "Constituent Corporations." Leisure Time Casinos & Resorts, Inc., a Colorado corporation ("Leisure"), owns all the issued and outstanding capital stock of the Merging Corporation.

                  (B) Until the effective time of the Merger (the "Effective Time"), each of the Constituent Corporations shall continue to conduct its business without material change and shall not make any distribution or other disposition of assets, capital or surplus, except in the ordinary course of business or with the consent of the other Constituent Corporation.

                  (C) As of the Effective Time, the Merging Corporation's liabilities and assets of every nature shall become those of the Surviving Corporation by operation of law.

                  (D)(1) At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of the Surviving Corporation, each share (the "Shares") of the Surviving Corporation's common stock, no par value ("USG Stock"), issued and outstanding as of the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such Share, (i) $5.26163, in cash payable to the holders thereof by wire transfer of immediately available funds to the accounts designated by such holders, (ii) the Surviving Corporation's Promissory Note in the principal amount of $4.78 having a payment term of six years and in a form mutually acceptable to such holders and the Surviving Corporation (collectively, the "Notes") and (iii) the right to receive certain additional payments from the Surviving Corporation after the Effective Time as specified in Section (E) below (the "Post Merger Payments").

                  (2) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding options to purchase shares of USG Stock (the "Options"), the Options shall be converted into and shall represent the right to receive, upon surrender of the corresponding option agreement evidencing such Options, on an as-if-converted, per share basis (based on the number of shares of USG Stock for which such Options could be exercised), (i) $5.26163, in cash payable to the holders thereof by wire transfer of immediately available funds to the accounts designated by such holders, (ii) a Note in the principal amount of $4.78 and (iii) the right to receive Post Merger Payments as specified in Section (E) below.

                  (3) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding warrants to purchase shares of USG Stock (the "Warrants"), the Warrants shall be converted into and shall represent the right to receive, upon surrender of the corresponding warrant agreement evidencing such Warrants, on an as-if-converted, per share basis (based on the number of shares of USG Stock for which such Warrants could be exercised), (i) $5.02, in cash payable to the holders thereof by wire transfer of immediately available funds to the accounts designated by such holders, (ii) a Note in the principal amount of $4.78 and (iii) the right to receive Post Merger Payments as specified in Section (E) below. As used herein, the term "Purchase Rights" shall mean the Options and Warrants collectively.

                  (4) As used herein, the term "Merger Consideration" shall mean the aggregate cash consideration, aggregate principal amount of Notes and aggregate Post Merger Payments payable in the Merger in exchange for all outstanding USG Stock and Purchase Rights as provided in Sections (D)(1), (D)(2) and (D)(3) above. Subject to Section 5.04 hereof, 42% ($1,900,000) of the cash portion of the Merger Consideration shall be paid by or on behalf of Leisure and 58% ($2,623,656) of the cash portion of the Merger Consideration shall be paid from the Surviving Corporation's accounts (which shall be considered payments in redemption of a portion of the Shares and Purchase Rights which together with the other Merger Consideration results in a complete termination of the recipients' equity interest in the Surviving Corporation pursuant to and in accordance with Section 302(b)(3) of the Internal Revenue Code of 1986, as amended). The cash portion of the Merger Consideration shall be increased by $.82 for each $1.00 of unrestricted cash on hand at the Surviving Corporation as of the Effective Time in excess of $250,000 after giving effect to the payment of the cash portion of the Merger Consideration as provided in Sections (D)(1), (D)(2) and (D)(3) above. Each Holder shall share in the increase pro rata based on his or its relative interest in USG immediately prior to the Merger, calculated on a fully diluted, as-if-converted basis.

                  (5) At the Effective Time, by virtue of the Merger and without any action on the part of Leisure, each share of the Merging Corporation's Common Stock, no par value, issued and outstanding as of the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share, 8,643.04 shares of USG Stock.

                  (6) Promptly after the Effective Time, each person who was, at the Effective Time, a holder of record of Shares, shall surrender to Leisure the certificate or certificates representing such

         Shares, duly endorsed for transfer in blank or accompanied by a separate stock power and such other documents as may be reasonably requested. Each holder of a Purchase Right shall also surrender the original executed copy of the option agreement or warrant agreement evidencing such Purchase Right, duly endorsed for transfer in blank and such other documents as may be reasonably requested. Upon surrender of the foregoing, Leisure shall promptly pay or cause the payment of the cash portion of the Merger Consideration, and shall cause the Surviving Corporation to issue the Notes, to the persons entitled thereto. The Surviving Corporation shall make the Post Merger Payments as specified in Section (E) below.

                  (7) Until surrendered, each certificate or other instrument which prior to the Effective Time represented Shares or a Purchase Right shall be deemed upon the Effective Time for all purposes to represent only the right to receive a portion of the Merger Consideration as provided in Sections (D)(1), (D)(2) and (D)(3) above. Except for interest accrued under the Notes, no interest will be paid or accrued on the Merger Consideration upon the surrender of the certificates or other instruments representing Shares or Purchase Rights. If payment of any Merger Consideration is to be made to a person other than the one in whose name a certificate or instrument surrendered is registered, it shall be a condition of such payment that the certificate or instrument so surrendered shall be properly endorsed or otherwise in proper form for transfer, and that the person requesting such payment shall pay to Leisure or the Surviving Corporation any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or instrument surrendered or establish to the satisfaction of Leisure and the Surviving Corporation that such tax has been paid or is not applicable. With respect to any certificate or instrument that has been lost or destroyed, Leisure shall pay or cause payment of the Merger Consideration attributable to the Shares or Purchase Rights represented by such certificate or instrument upon receipt of evidence and indemnity reasonably satisfactory to it of ownership of the Shares or Purchase Rights represented thereby. After the Effective Time, no transfer of Shares or Purchase Rights shall be made on the stock transfer books of the Surviving Corporation.

                  (E)(1) The parties agree that up to $2,893,963 of Post Merger Payments shall be payable as provided in this Section (E), the provisions of which shall survive the Effective Time forever. Amounts available for payment to the Holders hereunder shall be payable pro rata based on his or its relative interest in USG immediately prior to the Merger, calculated on a fully diluted, as-if-converted basis. Post Merger Payments shall be payable to the Holders based on sales by the Surviving Corporation after the Effective Time of its "Pot-O-Gold" video devices (as produced at the Effective Time or as thereafter renamed or replaced) (the "POGs"). The Holders shall be entitled to receive an aggregate payment as provided below for each such device sold up to an aggregate of $2,893,963 (the "Maximum Proceeds"), which amount shall be payable at the times and in the manner provided in Section E(2) below. The aggregate payment made with respect to each POG sale shall be determined based on the number of POGs sold as follows:


    ---------------------------------------------------------------------
           Units of POGs Sold              Aggregate Post Merger Payments
    Each Month After the Effective
               Time
    ---------------------------------------------------------------------
              201-400                                $661
    ---------------------------------------------------------------------
              401-500                                $744
    ---------------------------------------------------------------------
              501-600                                $827
    ---------------------------------------------------------------------
              601-700                                $909
    ---------------------------------------------------------------------
              701 and greater                        $992
    ---------------------------------------------------------------------

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The Surviving Corporation's obligation to pay the Post Merger Payments shall be secured by a first lien on its assets and a requirement to maintain a cash collateral account as more particularly described in a Security Agreement to be executed by the Surviving Corporation in a form acceptable to the Holders.

                  (E)(2) The Post Merger Payments shall be payable in arrears on the 10th business day of each calendar month based on the number of POGs for which the Surviving Corporation collected payment during the preceding month, provided that (i) the Surviving Corporation may prepay such amounts in full at any time without penalty or premium and (ii) no payments shall be due with respect to any month in which less than 201 POGs are sold. If the Surviving Corporation shall prepay in full all amounts due under this Section 1.01(E)(2) on or before the sixth-month anniversary of the date on which occurred the Effective Time, such amount shall be discounted by 14.28%. Beginning March 1, 1997, however, the Post Merger Payment for each month shall equal the greater of the amount determined as provided in Section 1.01(E)(1), or 4.14% of the Surviving Corporation's gross sales of Gaming Products during the month. Gaming Products shall mean any electronic gaming, lottery, wagering or amusement device (including software related to any of the foregoing) sold by the Surviving Corporation or any other entity controlled by Leisure (or its successors in interest), but not including sales or royalties with respect to the accounting software produced under the name "Table Trac". Each Post Merger Payment shall be accompanied by appropriate evidence of the volume of product sales and collections by the Surviving Corporation during the preceding month. Payment shall be made by delivery of a bank check in the amount then due and shall be payable to the order of Gaming Equipment Finance Corp., as agent (the "Agent") for Holders at 1450 Metropolitan Center, 333 South Seventh Street, Minneapolis, Minnesota 55402, or such other address as the Agent shall designate in writing to the Surviving Corporation. Prior to or following the Closing, Leisure may substitute a nationally recognized commercial bank reasonably acceptable to Holders in place of the Agent; provided, that the Holders agree that First Union National Bank is acceptable for this purpose. The Agent shall distribute the proceeds thereof to the Holders in accordance with the terms of a Paying Agent Agreement in a form acceptable to the Holders. The Surviving Corporation shall keep and maintain full, true and accurate books of account and other records with sufficient detail to permit the computation and verification of the amounts to be paid hereunder. Upon prior written notice to the Surviving Corporation, the Agent (and if the Agent is a bank, one representative designated by a majority in interest of the Holders determined by reference to their interests in the Post Merger Payments) shall be permitted at the expense of the Holders, to inspect such books and records at the Surviving Corporation's premises during normal business hours, to verify the accuracy of the amounts paid hereunder. In the event that such inspection reveals an underpayment in the amount of 5% or more of any payment, then the Surviving Corporation shall promptly reimburse the costs of such inspection to the parties who bore such expense. In the event any payment is not paid on the date due pursuant to the terms hereof, the amount that should have been so paid shall bear interest from the date due until paid at the prime rate plus one percentage point as announced from time to time in the Southeastern Edition of The Wall Street Journal. If any Post Merger Payment is not paid within five days of a Holder's demand therefor, Holders may exercise their rights under the Security Agreement and, to the extent permitted by and in accordance with the terms of the Security Agreement, declare the entire remaining maximum proceeds (regardless of the amount of POGs sold and collections made as of such date) immediately due and payable without presentment, demand, protest or notice of any kind, all of which shall be deemed waived by the Surviving Corporation.

                  (F) The Articles of Incorporation and Bylaws of the Surviving Corporation shall continue as the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation, except that the name of the Surviving Corporation shall be amended and become "Leisure Time Technology, Inc." The officers and directors of the Surviving Corporation shall resign as of the Effective Time and the officers and directors of the Merging Corporation immediately prior to the Effective Time shall by virtue of the Merger become the officers and directors of the Surviving Corporation.

                  (G) The Effective Time shall be 11:59:59 p.m. on the day the Certificate of Merger is filed with the Georgia Secretary of State.

                  SECTION 1.02. FILING. Upon fulfillment or waiver of the conditions specified in ARTICLES VII and VIII and provided that this Agreement has not been terminated pursuant to ARTICLE IX, the Constituent Corporations will cause a Certificate of Merger in substantially the form of Exhibit A attached hereto (the "Certificate of Merger") to be executed and filed with the Secretary of the State of Georgia.

                  SECTION 1.03. EFFECTIVE DATE. The Merger shall be effective at the Effective Time.

                  SECTION 1.04. EFFECT OF MERGER. From and after the Effective Time, the separate existence of the Merging Corporation shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation as established or changed by the Merger, possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

                  SECTION 1.05. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in it, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

                  SECTION 1.06. ESCROW DEPOSIT. Prior to the date of this Agreement, Leisure has placed into escrow, in accordance with an Escrow Agreement dated August 7, 1996, as amended, One Million Six Hundred Thousand Dollars ($1,600,000.00) (such amount being referred to as the "Escrow Deposit"). At Closing, such amount, together with all additions thereto, if any, will be credited against the cash portion of the Merger Consideration.

                  SECTION 1.07. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, P.L.L.C., 3250 One Ninety One Peachtree Tower, 191 Peachtree Street, N.E., Atlanta, Georgia 30303 at 11:00 A.M. on the business day following the satisfaction of the conditions to closing set forth in ARTICLES VII and VIII (the "Closing Date") unless the parties hereto agree in writing upon a different time, date or place. The Closing shall not be deemed to have occurred until all actions necessary to complete the Closing have occurred.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF HOLDERS

                  Subject to the limitations and qualifications set forth in this Agreement, including the Disclosure Schedule attached hereto, each Holder, severally with respect to itself or himself only and not jointly, represents and warrants to Leisure and Acquisition Sub as follows:

                  SECTION 2.01. AUTHORITY OF HOLDER. Following the consummation of the actions described in item 1 on Schedule 3.01 of the Disclosure Schedule, Holder has full capacity, power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. Holder's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on the part of Holder. This Agreement has been duly executed and delivered by Holder. Following the consummation of the actions described in item 1 on Schedule 3.01 of the Disclosure Schedule, this Agreement constitutes the legal, valid and binding obligation of Holder, enforceable in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies.

                  SECTION 2.02. NO CONFLICT OR BREACH. To the Holder's knowledge and except as otherwise disclosed on Schedule 2.02 of the Disclosure Schedule, the execution, delivery and performance of this Agreement do not and will not:

                  (a) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Holder;

                  (b) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any material contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Holder is party or by which Holder is bound; or

                  (c) in the case of any Shares held for the benefit of Michael
         R. Pace, conflict with or constitute a violation of that certain Stock Ownership Trust Agreement dated April 18, 1995, as amended (the "Trust Agreement"), under which such Shares are held;

except in the cases of any of the foregoing that do not and will not have a material adverse effect on the ability of Holder to consummate the transactions contemplated by this Agreement.

                  SECTION 2.03. OWNERSHIP OF SHARES. Except as provided in the Trust Agreement, Holder is the owner, beneficially and of record, of all right, title and interest in and to, or Holder has the right to acquire, the number of Shares set forth beside such Holder's name on Schedule 2.03 of the Disclosure Schedule. Holder has, or will have at the Closing, good and marketable title to his or its Shares or Purchase Rights and the absolute right to sell, assign and transfer the same in the Merger, free and clear of all liens, pledges, encumbrances, security interests, options or other restrictions except as provided on Schedule 2.02 of the Disclosure Schedule. Holder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of his or its Shares or Purchase Rights other than this Agreement and Holder is not a party to any voting trust, proxy or other agreement or understanding (other than the Trust Agreement with respect to the Shares held in accordance therewith) with respect to his or its Shares or Purchase Rights. Except as disclosed on Schedule 3.06, Holder is not a party to any litigation regarding Holder's ownership of his or its Shares or Purchase Rights.

                  SECTION 2.04. FINANCIAL ADVISORS. Holder is solely responsible for the payment of the fees and expenses of any finder, broker, agent or other intermediary who has acted for or on behalf of Holder in connection with the negotiation or consummation of this Agreement (the "Holder's Broker"), and Holder agrees to indemnify, defend and hold Purchaser and Acquisition Sub harmless from and against any claims for any brokerage commission, finder's fee or similar payment with respect to the Holder's Broker.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES CONCERNING USG

                  Subject to the limitations and qualifications set forth in this Agreement, including the Disclosure Schedule attached hereto, the Holders represent and warrant, severally and not jointly, to Leisure and Acquisition Sub as follows:

                  SECTION 3.01. EFFECT OF AGREEMENT. Following the consummation of the actions described in item 1 on Schedule 3.01 of the Disclosure Schedule, this Agreement is a legal, valid and binding obligation of USG and is enforceable against USG in accordance with its terms, except that enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies. USG has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of USG. Except as set forth on Schedule 3.01 of the Disclosure Schedule or to the extent the following would reasonably not be expected to have a material adverse effect on the business of USG ("Material Adverse Effect"), the execution, delivery and performance of this Agreement by USG and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority;
(ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law applicable to USG; (iii) with or without the giving of notice or the passage of time, or both, conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of USG pursuant to any corporate charter or bylaw or material indenture, note, bond, pledge, mortgage, deed of trust, lease, license, contract, agreement, commitment or other instrument, or obligation, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which USG is a party or by which USG or any of its assets or properties may be bound; or (iv) result in the acceleration of any indebtedness of USG or increase the rate of interest payable by USG with respect to any indebtedness. It is, however, expressly understood and agreed that neither USG nor any Holder is making or has made any representation or warranty that USG is licensed in any jurisdiction or by any authority, government or agency (except as provided on Schedule 3.02 of the Disclosure Schedule solely with respect to the status of its licenses as of the date of this Agreement) or as to the effect of the consummation of the transactions contemplated by this Agreement (including without limitation the withdrawal of USG's appeal of the license denial in Arizona and the surrender of its Mississippi license as described in
Section 8.10 below) on the licensability of USG and that Leisure and Acquisition Sub agree to undertake any and all risk that USG may not be or remain licensable in any jurisdiction or by any authority, government or agency.

                  SECTION 3.02. ORGANIZATION. USG is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. USG has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. USG neither owns nor has the right to acquire an equity interest in any corporation, partnership or other organization. As of the date of this Agreement, USG is qualified to conduct business and holds licenses as provided on Schedule 3.02 of the Disclosure Schedule.

                  SECTION 3.03. CAPITAL STOCK. The authorized capital stock of USG consists of 5,000,000 shares of common stock, no par value, of which 688,500 shares of common stock are issued, outstanding, fully paid and nonassessable and 356,804 shares are issuable upon exercise of valid purchase options or warrants and are owned of record (or otherwise subject to purchase) by those persons set forth on Schedule 2.03 of the Disclosure Schedule. Except as provided on such
Schedule 2.03, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating USG to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for, purchase or acquire any shares of capital stock, nor are there any voting trusts or any other agreements or understandings with respect to the voting of the capital stock of USG except the Trust Agreement.

                  SECTION 3.04. FINANCIAL STATEMENTS. Complete copies of the audited financial statements of USG as of June 30, 1995 and for the year then ended and USG's interim unaudited financial statements as of April 30, 1996 and for the ten-month period then ended previously have been delivered to Leisure and are attached hereto as Exhibit B. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the financial position and results of operation of USG as of such dates and for the periods then ended, subject to year end adjustments in the case of interim financial statements; provided, that such statements (i) do not contain footnotes or a statement of cash flow, (ii) do not reflect any liability for the settlement of the matters disclosed on Schedule 3.06 of the Disclosure Schedule, the payment of any bonuses or other amounts reflected on Schedule 5.01 or income taxes payable with respect to prior periods, (iii) do not reflect the value of purchased capitalized software which may or may not be recoverable and (iv) did not involve a review of inventory, or any assessment of the recoverability or valuation thereof, or pricing or the undertaking of any physical count. The balance sheet of USG at April 30, 1996 is referred to herein as the "Balance Sheet" and April 30,1996 is referred to herein as the "Balance Sheet Date."

                  SECTION 3.05. ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.05 of the Disclosure Schedule or otherwise contemplated by the terms of this Agreement, since the Balance Sheet

Date, to the Holders' knowledge, no material adverse change has occurred to USG or its business, properties, financial condition or prospects.

                  SECTION 3.06. LITIGATION. Except as set forth on Schedule 3.06 of the Disclosure Schedule, to the knowledge of Holders, there is no claim, action, suit, proceeding (legal, administrative or otherwise), investigation or inquiry (by an administrative agency, governmental body or otherwise) pending or, to the knowledge of USG, threatened by or against, or otherwise affecting, USG, its capital stock, properties or assets or the transactions contemplated hereby, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority, domestic or foreign.

                  SECTION 3.07. BROKERS' FEES. Except as provided on Schedule
3.07 of the Disclosure Schedule, USG has not incurred any liability for brokers' fees, finders' fees, agents' commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any transaction contemplated by this Agreement.

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF LEISURE AND ACQUISITION SUB

                  Subject to the limitations and qualifications set forth in this Agreement, Leisure and Acquisition Sub, jointly and severally, represent and warrant to USG and the Holders as follows:

                  SECTION 4.01. ORGANIZATION; GOOD STANDING; POWER. Each of Leisure and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the States of Colorado and Georgia, respectively, and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. Acquisition Sub has no assets or liabilities and will have no assets or liabilities as of the Effective Time. Neither Leisure nor Acquisition Sub has any knowledge that Leisure, Acquisition Sub or any person associated with either of them would not be licensable, qualified or otherwise suitable to be a shareholder, officer, director, employee or agent of the Surviving Corporation as of and after the Effective Time under any law, rule or regulation, including those which regulate gaming activities, in the locations in which USG conducts or has an application pending for a license to conduct, business immediately prior to the Effective Time.

                  SECTION 4.02. AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement have been duly and effectively authorized by all necessary corporate action on the part of Leisure and Acquisition Sub and are valid, legally binding and enforceable obligations of Leisure and Acquisition Sub, except that enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies.

                  SECTION 4.03. EFFECT OF AGREEMENT. Except as provided on
Schedule 4.03 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Leisure and Acquisition Sub and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority; (ii) violate, with or without the giving of notice or the passage of time, or both, any provision of law now applicable to Leisure or Acquisition Sub; (iii) with or without the giving of notice or the passage of time, or both, conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Leisure or

Acquisition Sub pursuant to any corporate charter, bylaw, indenture, note, bond, pledge, mortgage, deed of trust, lease, license, contract, agreement, commitment or other instrument or obligation or any order, judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which Leisure or Acquisition Sub is a party, or by which Leisure or Acquisition Sub or any of their assets or properties are bound; or (iv) result in the acceleration of any indebtedness of Leisure or increase the rate of interest payable by Leisure with respect to any indebtedness.

                  SECTION 4.04. NO OTHER REPRESENTATIONS. Leisure and Acquisition Sub specifically acknowledge that neither USG nor any Holder shall be deemed to have made to Leisure or Acquisition Sub any representation or warranty not expressly set forth herein or otherwise with respect to projections, estimates or budgets, if any, heretofore delivered or made available to them concerning future revenues, expenses, results or anticipated results of operations or the financial condition of USG or regarding the licensability of USG. Leisure and Acquisition Sub confirm that they have been given full access to all material information concerning the condition, properties, operations and prospects of USG and have had an opportunity to ask questions of, and to receive information from, USG and persons acting on its behalf concerning USG and to verify the accuracy of the information and data received by them. Leisure and Acquisition Sub have made such independent investigation of USG, its management and related matters as they have, in their sole discretion, deemed to be necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement. It is agreed that matters disclosed on any Schedule of the Disclosure Schedule shall be deemed disclosed for purposes of each other Schedule, whether or not specifically cross-referenced.

                                    ARTICLE V
                                CERTAIN COVENANTS

                  SECTION 5.01. CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, USG covenants and agrees that except as set forth herein or as otherwise approved in writing by Leisure and except as set forth on Schedule
5.01 of the Disclosure Schedule, (i) the business of USG will be conducted in a manner not materially different from its past practice and only in the ordinary course, and (ii) it will refrain from incurring any material debt, liability or obligation, contingent or otherwise except that it may settle the litigation described in Section 5.04 below with Leisure's consent, which shall not be unreasonably withheld.

                  SECTION 5.02. ACCESS TO BOOKS, RECORDS, AND PROPERTIES. USG has previously and shall continue to afford to Leisure and its representatives reasonable access to the properties, books and records of USG at reasonable times in order that Leisure may have full opportunity to make such reasonable investigation as it desires of the affairs of USG.

                  SECTION 5.03. CONFIDENTIALITY. In recognition of the confidential nature of certain of the information which will be provided to Leisure and its affiliates by USG and the Holders, Leisure agrees to retain in confidence, and to require its directors, officers, employees, consultants, accountants, attorneys, lenders, other professional representatives and agents (collectively, "Purchaser Representatives") to retain in confidence all information transmitted or disclosed to it by USG and the Holders, and further agrees that it will not use for its own benefit or for the benefit of any of its affiliates and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information so obtained or revealed, except that Leisure may disclose the information to those of the Purchaser Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby. In making such information available to the Purchaser Representatives, Leisure shall take any and all precautions necessary to ensure that the Purchaser Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is required by court order or decree or applicable law, (b) if it is ascertainable or obtained from public or published information (c) if the recipient can demonstrate that such information was properly in its possession prior to disclosure thereof and (d) following successful consummation of the Closing to the extent required in connection with the operation of USG's business. If Leisure or any Purchaser Representative shall be required to make disclosure of any such information by court order or decree or applicable law, Leisure shall give the affected party or parties prior notice of the making of such disclosure and shall use all efforts to afford them an opportunity to contest the making of such disclosure. The restrictions under this Section shall survive Closing; provided further, that in the event this Agreement is terminated prior to Closing, the restrictions under this Section shall survive such termination notwithstanding anything contained herein to the contrary. In the event that the Closing shall not occur, Leisure shall immediately deliver, or cause to be delivered, to USG (without retaining any copies thereof) any and all documents, statements or other written information obtained containing confidential information of USG or any Holder.

                  SECTION 5.04. SETTLEMENT OF CERTAIN CLAIMS. It is understood and agreed that USG shall set aside at Closing a special reserve equal to the lesser of (A) $421,000 or (B) the actual amount of payment then owed to Drews Distributing Co., Inc. ("Drews") in connection with the settlement of the litigation described in item 2 on Schedule 3.06 of the Disclosure Schedule (the "Drews Reserve"); provided, that no amount payable to Drews with respect to sales of any gaming devices after the Effective Time shall be taken into account in determining (B) above. The proceeds of the Drews Reserve shall not be considered "Available Cash" for purposes of Section 8.08 hereof. Furthermore,
(i) no Drews Reserve shall be required if the matter is settled prior to the Effective Time as provided in Section 5.01 above and (ii) USG may reduce the Drews Reserve by the amount by which the cash portion of the Merger Consideration paid by or on behalf of Leisure is less than $1,900,000. Leisure shall be obligated in any event to pay or cause to be paid at least $1,600,000 of the Merger Consideration in immediately available funds at the Closing.

                                   ARTICLE VI
                NATURE AND SURVIVAL OF COVENANTS, REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

                  SECTION 6.01. SURVIVAL OF REPRESENTATIONS. Except as otherwise expressly provided herein, all representations, warranties, indemnities, covenants and agreements made in this Agreement and the remedies of the parties with respect thereto, shall, except to the extent notice is given prior to the expiration of the applicable period, survive the Closing hereunder for a period of one year. Such notice shall specify, in reasonable detail, the factual details underlying the claim or liability and the basis for the claim of indemnification, together with copies of any complaint or other documents relevant to such claim or liability.

                  SECTION 6.02. INDEMNIFICATION BY HOLDERS. Subject to Section
6.05 below, Holders, severally and not jointly, shall indemnify, defend and hold harmless Leisure (and, after the Closing, the Surviving Corporation) and their affiliates, officers, directors, agents and employees (collectively, the "Leisure Indemnitees") from, against, and with respect to any and all losses, damages, claims, obligations, liabilities, costs and expenses of any kind or character (a "Loss") arising out of or in connection with any of the following:

                  (a) any breach of any of the representations or warranties of any Holder contained in or made pursuant to this Agreement; and

                  (b) any failure by any Holder to perform or observe, in full, any covenant, agreement or condition to be performed or observed by him or it pursuant to this Agreement.

                  SECTION 6.03. INDEMNIFICATION BY LEISURE AND ACQUISITION SUB. Subject to Section 6.05 below, Leisure and Acquisition Sub shall indemnify, defend and hold harmless the Holders from, against and with respect to any Loss arising out of or in connection with any of the following:

                  (a) any breach of any of the representations and warranties of Leisure or Acquisition Sub contained in or made pursuant to this Agreement;

                  (b) any failure by Leisure or Acquisition Sub to perform or observe, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; and

                  (c) any action by Drews or its affiliates related to the reduction in the Drews Reserve as provided in Section 5.04 hereof or otherwise in connection with the matter disclosed in item 2 of Schedule
         3.06 of the Disclosure Schedule.

                  SECTION 6.04. NOTICE OF CLAIM. Any party seeking to be indemnified hereunder (the "Indemnified Party") shall, within 15 days following discovery of the matters giving rise to a Loss, notify the party from whom indemnity is sought (the "Indemnity Obligor") in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. Failure to give such notice shall constitute a waiver of the Loss attributable to such matters.

                  SECTION 6.05. LIMITS OF INDEMNIFICATION.

                  (A) In no event shall any Holder be liable for any Losses in excess of his or its share of the aggregate Merger Consideration (exclusive of interest on the Notes) that has been liquidated to cash and actually received by such Holder (reduced by amounts paid pursuant to the second sentence of Section 1.01(D)(4) from the proceeds of USG's accounts as opposed to payments made by or on behalf of Leisure). To the extent the Losses attributable to a Holder exceed the Merger Consideration received that had been liquidated to cash, the Leisure Indemnitees shall be entitled to recover any Losses from the Holder as follows:
(i) first, by reducing the amount of any remaining unpaid Post Merger Payments;
(ii) second, as a set-off against the Notes by reducing the principal amount of the Notes in inverse order of payment on a dollar-of-principal for dollar-of-Loss basis; and (iii) third, as a set-off against the Notes by reducing any accrued but unpaid interest payments under the Notes on a dollar-of-accrued-interest for dollar-of-Loss basis. No Loss shall be indemnifiable by any Holder unless and until (and then only to the extent that) the aggregate of all Losses claimed by all Leisure Indemnitees exceeds $250,000 in the aggregate.

                  (B) The amount payable with respect to any Loss by any Indemnified Party (i) shall be reduced by the amount of any insurance proceeds received with respect to the Loss, and each of the parties hereby agrees to use its best efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss; (ii) shall be net of any federal, state or local tax benefit derived by the Indemnified Party by reason of the Loss and
(iii) shall not include any amounts related to special or consequential damages.

                  (C) No Holder shall be required to indemnify any Indemnified Party for any Loss resulting from the breach of a representation or warranty hereunder if Leisure or Acquisition Sub knew or had reason to know at the time of Closing of the existence of the facts or circumstances giving rise to such breach and elected to proceed with the Closing notwithstanding such facts.

                  (D) Notwithstanding anything in this Article VI to the contrary, each Holder shall be solely responsible (and no other Holder shall have any liability on account thereof) for any Loss arising out of the breach by him or it of the representations, warranties and/or covenants made by such Holder in Article II hereof or otherwise pursuant to this Agreement which pertain solely to himself or itself and not to USG. Any other Loss giving rise to indemnification under Section 6.02 shall be charged pro rata against the Holders based upon their relative Ownership Percentages as set forth opposite their names on Schedule 2.03 of the Disclosure Schedule. It is also expressly agreed that the sole shareholder shall be solely responsible for any breach of
Section 3.04 hereof.

                  (E) It is specifically understood and agreed that the trustees under that certain Stock Ownership Trust Agreement dated April 18, 1995 shall have no personal liability to any Leisure Indemnitee in their respective capacities as trustees thereunder.

                                   ARTICLE VII
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF USG AND THE HOLDERS

                  The obligations of USG and the Holders under this Agreement are, except to the extent expressly waived in writing by them, subject to the satisfaction at or prior to the Closing Date (including satisfaction thereof simultaneously with the Closing, it being agreed that no action to be taken at the Closing shall be deemed consummated until all actions to be taken at the Closing are consummated) of each of the following conditions:

                  SECTION 7.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Leisure and Acquisition Sub herein contained shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby and there shall be delivered to USG at the Closing a certificate to such effect signed by the President of each of Leisure and Acquisition Sub.

                  SECTION 7.02. RESOLUTIONS OF THE BOARDS OF DIRECTORS OF LEISURE AND ACQUISITION SUB. USG shall have received from each of Leisure and Acquisition Sub certified copies of the resolutions of its Board of Directors approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

                  SECTION 7.03. DELIVERY OF MERGER CONSIDERATION. Leisure shall have delivered to the Holders the aggregate cash Merger Consideration and the Notes in substantially the form of Exhibit C hereto as more particularly provided for in Section 1.01(D) of this Agreement.

                  SECTION 7.04. OTHER DELIVERIES. Leisure shall cause the Surviving Corporation to execute and deliver a Security Agreement in substantially the form of Exhibit D hereto, UCC financing statements as contemplated thereby and a Paying Agent Agreement in substantially the form of Exhibit E hereto.

                  SECTION 7.05. REPURCHASE OF OPTIONS. Immediately prior to the Closing, USG shall have redeemed all outstanding options to purchase USG Stock from all persons other than the Holders listed on Schedule 2.03 of the Disclosure Schedule.

                  SECTION 7.06. DEFERRED COMPENSATION AGREEMENTS. USG shall have entered into Deferred Compensation Agreements in substantially the form of Exhibit F hereto with the persons listed on Schedule 8.06 of the Disclosure Schedule providing for payments to such persons following the Closing.

                  SECTION 7.07. TIME. The Closing shall have occurred on or before September 13, 1996.

                                  ARTICLE VIII
       CONDITIONS PRECEDENT TO OBLIGATIONS OF LEISURE AND ACQUISITION SUB

                  The obligations of Leisure and Acquisition Sub under this Agreement are subject to the satisfaction at or prior to the Closing Date (including satisfaction thereof simultaneously with the Closing, it being agreed that no action to be taken at the Closing shall be deemed consummated until all actions to be taken at the Closing shall be deemed consummated) of each of the following conditions:

                  SECTION 8.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of USG and the Holders herein contained shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby and there shall be delivered to Leisure and Acquisition Sub a certificate to such effect signed by the President of USG and each Holder.

                  SECTION 8.02. PERFORMANCE OF AGREEMENTS. USG shall have complied with the covenants set forth in Sections 5.01 and 5.02 and there shall be delivered to Leisure and Acquisition Sub a certificate to such effect signed by the President of USG and each Holder.

                  SECTION 8.03. CORPORATE APPROVAL. Leisure and Acquisition Sub shall have received from USG certified copies of the resolutions of the Board of Directors and sole shareholder approving the Agreement and authorizing the consummation of the transactions contemplated hereby.

                  SECTION 8.04. REPURCHASE OF OPTIONS. Immediately prior to the Closing, USG shall have redeemed all outstanding options to purchase USG Stock from all persons other than the Holders listed on Schedule 2.03 of the Disclosure Schedule and shall deliver evidence of such redemption in a form reasonably satisfactory to Leisure at the Closing.

                  SECTION 8.05. TERMINATION OF AGREEMENTS. Prior to or concurrent with the Closing, that certain Consulting and Noncompetition Agreement between USG and Michael R. Pace dated as of April 18, 1995, as amended, shall be terminated and that certain Agreement between USG and Robert
K. Swanson dated as of April 18, 1995, as amended, shall also have been terminated and all payments due by USG thereunder paid in full.

                  SECTION 8.06. DEFERRED COMPENSATION AGREEMENTS. USG shall have entered into Deferred Compensation Agreements in substantially the form of Exhibit F hereto with the persons listed on Schedule 8.06 of the Disclosure Schedule providing for payments to such persons following the Closing.

                  SECTION 8.07. OTHER AGREEMENTS. USG and Michael R. Pace shall have entered into a Noncompetition Agreement in substantially the form of Exhibit G hereto and USG and each of Michael I. Jacobson and Richard Martin shall have entered into the Employment Agreement Amendments in the Forms attached hereto as Exhibit H and I, respectively, and all amounts due thereunder shall have been paid. Each Holder shall have executed and delivered a Receipt and Release in substantially the form of Exhibit J hereto.

                  SECTION 8.08. AVAILABLE CASH. After giving effect to the transactions contemplated by this Agreement, USG shall have on hand at the Closing not less than $250,000 in unrestricted cash ("Available Cash"). If, however, Available Cash is less than $250,000, the aggregate cash portion of the Merger Consideration will be reduced by an amount equal to the difference between $250,000 and the actual amount of Available Cash (provided each Holder's cash proceeds will be reduced pro rata based on his or its relative interest in USG immediately prior to the Merger, calculated on a fully diluted, as-if-converted basis). In such event, the condition set forth in this Section
8.08 shall be deemed satisfied.

                  SECTION 8.09. DISCHARGE OF OBLIGATIONS. USG shall have paid in full or otherwise been released from all liability for all attorneys', accountants', brokers' and other fees and expenses related to the transactions contemplated by this Agreement; including without limitation, all amounts disclosed on Schedule 3.07 and the bonus payments described on Schedule 5.01 of the Disclosure Schedule.

                  SECTION 8.10. RESOLUTION OF LICENSE APPLICATION. USG shall have withdrawn its appeal from the action denying licensure in Arizona and such denial shall have become effective and USG shall have taken the actions described in item 1 of Schedule 3.01 of the Disclosure Schedule.

                  SECTION 8.11. OTHER DELIVERIES. Each officer and director of USG holding such positions immediately prior to the Closing shall tender their resignations therefrom to be effective prior to or as of the Closing. Notwithstanding the foregoing, Leisure agrees to cause the Surviving Corporation to keep in effect the applicable provisions of its Articles of Incorporation and Bylaws (as in effect immediately prior to the Effective Time) concerning exculpation and indemnification of its officers and directors. The provisions of this Section 8.11 shall survive the Closing forever.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

                  SECTION 9.01. CONDITIONS FOR TERMINATION. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions hereby may be abandoned:

                           (A) by the mutual consent of the Boards of Directors of Leisure and USG at any time prior to the Effective Time;

                           (B) by action of the Board of Directors of Leisure or USG if the Merger has not been consummated or the other party shall have failed to satisfy the conditions to Closing to be satisfied by such party on or before September 13, 1996;

                           (C) by action of the Board of Directors of Leisure if there exists a material breach of any representation, warranty or covenant made to Leisure or Acquisition Sub by USG or any Holder following notice thereof and failure by such party to cure such breach with 15 days thereafter; or

                           (D) by action of the Board of Directors of USG if there exists a material breach of any representation, warranty or covenant made to USG or the Holders by Leisure or Acquisition Sub following notice thereof and failure by such party to cure such breach within 15 days thereafter.

                  SECTION 9.02. DEPOSIT; LIQUIDATED DAMAGES. The parties agree that the injury which would be caused to USG and the Holders on account of such termination would be difficult or impossible to determine. They desire to provide a means to compensate USG and the Holders for such damage and they have concluded that the Escrow Deposit is a reasonable pre-estimate of the probable loss. Thus, if this Agreement is terminated other than in accordance with
Section 9.01(A) or 9.01(C), USG shall be entitled to be paid the Escrow Deposit, which, together with the other amounts described in Section 1.06 hereof, shall be the sole remedy of USG and the Holders in connection with the termination of this Agreement. Neither USG nor any Holder shall have any liability to Leisure or Acquisition Sub or any of their affiliates, officers, directors, shareholders or employees upon the termination of this Agreement.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

                  SECTION 10.01. BROKERAGE. Except as disclosed on Schedule 3.07 of the Disclosure Schedule, Leisure and USG each represent and warrant to the other that they have not dealt with any business broker, real estate agent, finder, or other third party broker or intermediary in connection with the subject of this Agreement or the transactions contemplated hereby, and Leisure and USG each hereby agree to indemnify and hold each other harmless for any obligation or liability sustained by either party on account of the breach by the other party of such representation and warranty.

                  SECTION 10.02. EXPENSES. Except to the extent contemplated by
Section 8.09 hereof or as otherwise expressly provided herein, each party will bear its own expenses in connection with the accounting, legal, investment banking and professional services required in the negotiation and preparation of this Agreement and the consummation of the transaction provided for in this Agreement.

                  SECTION 10.03. GOVERNING LAW. This Agreement and the transactions contemplated herein shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within the State of Georgia.

                  SECTION 10.04. ENTIRE AGREEMENT. This Agreement (including the Schedules and any subsidiary agreements incorporated herein as Exhibits) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement between or among the parties hereto, including that certain letter of intent between Leisure and USG dated May 10, 1996, except as provided in paragraphs C, F, G and H thereof.

                  SECTION 10.05. AMENDMENTS AND MODIFICATIONS. This Agreement shall not be modified, amended or changed in any respect except in writing duly signed by the parties hereto and each party hereby waives any right to amend this Agreement in any other way.

                  SECTION 10.06. ASSIGNMENT. This Agreement may not be assigned by any of the parties hereto without the express written consent of the other parties, except to the extent assigned to any transferee of a Holder's USG Stock or Purchase Rights.

                  SECTION 10.07. CAPTIONS. Captions in this Agreement are solely for purposes of identification and shall not in any manner alter or vary the interpretation or construction of this Agreement.

                  SECTION 10.08. EXECUTION IN COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, but all of which shall be deemed to constitute one instrument. It shall not be necessary for all parties to have signed the same counterpart provided that all parties have signed at least one counterpart.

                  SECTION 10.09. NUMBER AND GENDER. Throughout this Agreement, wherever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

                  SECTION 10.10. NOTICES. All notices or other communications that are required or permitted hereunder shall be given in writing and shall be given either by personal delivery, by Federal Express or other overnight courier or by telecopy, shall be deemed to have been given when personally delivered, when deposited with charges prepaid with Federal Express or other nationally recognized overnight courier service, or when transmitted to telecopy machine, addressed to the respective parties as follows:

                  LEISURE AND ACQUISITION SUB:

                  Leisure Time Casinos and Resorts, Inc.
                  P.O. Box 276
                  1284 Miller Road
                  Avon, Ohio 44011
                  Telecopy:  (216) 934-1027
                  Attn: Alan N. Johnson

                  WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                  Keating, Muething & Klekamp
                  1800 Provident Tower
                  One East Fourth Street
                  Cincinnati, Ohio 45202
                  Telecopy:  (513) 579-6956
                  Attn:   Jim Whitaker, Esquire

                  USG:

                  U.S. Games, Inc.
                  5825-B Peachtree Corners, East, N.W.
                  Norcross, Georgia 30092
                  Telecopy:  (404) 446-2211
                  Attn: Michael I. Jacobson

                  HOLDERS:

                  Samuel B. Witt, III, Trustee
                  Robert K. Swanson, Trustee
                  Michael I. Jacobson, Trustee
                  c/o 2300 Clarendon Blvd., Suite 407
                  Arlington, Virginia 22201-3367
                  Telecopy:  (703) 525-7057

                  Martin J. Blank
                  c/o 15 Dunwoody Park Drive, Ste. 100
                  Atlanta, Georgia 30338
                  Telecopy:   (770) 394-2919

                  Leonard D. Brinson
                  Alan R. Geiwitz
                  John Prudden
                  c/o Gaming Equipment Finance Corp.
                  1450 Metropolitan Center
                  333 South Seventh Street
                  Minneapolis, Minnesota 55402
                  Telecopy: (612) 339-1419

                  WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                  Womble Carlyle Sandridge & Rice, P.L.L.C.
                  1600 BB&T Financial Center
                  200 West Second Street
                  Winston-Salem, North Carolina  27101
                  Telecopy:  (910) 721-3660
                  Attn: Heather A. King, Esquire

Any party may by notice change the address to which notice or other communications to such party are to be delivered or mailed.

                  SECTION 10.11. SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, transferees, successors and, to the extent permitted herein, their assigns. No third parties are intended to benefit, however, from the terms and provisions hereof or from any representation, warranty, covenant or obligation set forth herein or in any schedule, exhibit or other writing delivered pursuant hereto.

                  SECTION 10.12. POST MERGER OPERATIONS. Following the Merger, Leisure covenants that at no time shall the Surviving Corporation conduct business under the name "U.S. Games" or any name substantially similar thereto except that products, stationery and other items in USG's inventory as of the Closing Date may be used until depleted and the Surviving Corporation may identify itself verbally by its name including a reference that it was formerly known as "U.S. Games." No Holder shall conduct business under the name "U.S. Games." The provisions of this Section 10.12 shall survive the Closing forever.

                  SECTION 10.13. INSURANCE. Leisure covenants to cause the Surviving Corporation to maintain at its or Leisure's own expense in force and effect (with the same or greater coverage) all insurance policies that were in effect at the Closing for the period set forth in Section 6.01, and the provisions hereof shall survive the Closing for such period.

                  SECTION 10.14. DEFINITION OF "KNOWLEDGE". As used in this Agreement, the term "to the best knowledge of USG" and similar terms shall mean the actual knowledge of those persons who are members of USG's Board of Directors as of the date hereof.

                  SECTION 10.15. PUBLIC ANNOUNCEMENT. Prior to the Closing, no public announcements of the transactions contemplated hereby shall be made by any of the parties hereto without the written agreement of all other parties.


                  [Remainder of page left blank intentionally]

         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the day and year first above written.

                                      U. S. GAMES, INC.


                                      By: /s/
                                          -------------------------------------
                                             Its:
                                                  -----------------------------


                                      LEISURE TIME CASINOS & RESORTS, INC.


                                      By: /s/
                                          -------------------------------------
                                             Its:
                                                  -----------------------------


                                      LEISURE ACQUISITION, INC.


                                      By: /s/
                                          -------------------------------------
                                             Its:
                                                  -----------------------------


                                      /s/
                                      -----------------------------------------
                                      Robert K. Swanson, Trustee u/a dated
                                      April 18, 1995 between Michael R. Pace,
                                      Grantor, and Michael I. Jacobson,
                                      Robert K. Swanson and Samuel B. Witt, III,
                                      Trustees


                                      /s/
                                      -----------------------------------------
                                      Samuel B. Witt, III, Trustee u/a dated
                                      April 18, 1995 between Michael R. Pace,
                                      Grantor, and Michael I. Jacobson,
                                      Robert K. Swanson and Samuel B. Witt, III,
                                      Trustees

                                      /s/
                                      -----------------------------------------
                                      Michael I. Jacobson, Trustee u/a dated
                                      April 18, 1995 between Michael R. Pace,
                                      Grantor, and Michael I. Jacobson,
                                      Robert K. Swanson and Samuel B. Witt, III,
                                      Trustees


                                      /s/
                                      -----------------------------------------
                                      Alan R. Geiwitz


                                      /s/
                                      -----------------------------------------
                                      Leonard D. Brinson


                                      /s/
                                      -----------------------------------------
                                      John Prudden


                                      /s/
                                      -----------------------------------------
                                      Martin J. Blank

                                      CHRIST PRESBYTERIAN CHURCH


                                      By: /s/
                                          -------------------------------------
                                      Its:
                                          -------------------------------------

                                      CHURCH INNOVATIONS INSTITUTE


                                      By: /s/
                                          -------------------------------------
                                      Its:
                                          -------------------------------------

                                      HOPE LUTHERAN CHURCH


                                      By: /s/
                                          -------------------------------------
                                      Its:
                                          -------------------------------------

                                      CHILDREN'S HEALTH CARE FOUNDATION


                                      By: /s/
                                          -------------------------------------
                                      Its:
                                          -------------------------------------